Reg. No. 333-

As filed with the Securities and Exchange Commission on November 8, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Molex Incorporated

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-2369491
(State of or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2222 Wellington Court, Lisle, Illinois 60532

(Address and Zip Code of Principal Executive Offices)

2005 Molex Employee Stock Purchase Plan

 (Full Title of the Plan)

Louis A. Hecht

Secretary and General Counsel

Molex Incorporated

2222 Wellington Court

Lisle, Illinois 60532

(630) 969-4550

(Name, Address, and Telephone Number, including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Class A Common Stock, par value $.05 per share	500,000 shares	$24.54	$12,270,000.00	$1,444.18

(1)

Pursuant to Rule 416(a) under the Securities Act of  1933, as amended  (the  "Securities  Act"), this Registration Statement shall also cover any additional shares of Class A Common Stock (the “Common Stock”) as a result of any  stock  dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee.  Calculated pursuant to Rules 457(c) and (h) under the Securities Act based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on November 3, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Molex Incorporated (the “Company”) are hereby incorporated by reference in this Registration Statement on Form S-8 (the “Registration Statement”):

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 filed with the Commission on October 12, 2005 (File No. 0-7491).

(b)

The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Commission on November 4, 2005 (File No. 0-7491).

(c)

The Company’s Current Reports on Form 8-K filed with the Commission on July 20, 2005, July 26, 2005 and October 20, 2005 (File No. 0-7491).

(d)

The description of the Common Stock under the caption “Description of Capital Stock” in the final prospectus forming a part of the Company's Registration Statement on Form S-3 (Reg. No. 33-57613) filed with the Commission under the Securities Act on February 7, 1995, as amended by Amendment No. 1 thereto filed with the Commission on February 16, 1995.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4:  Description of Securities

Not applicable.

Item 5:  Interests of Named Experts and Counsel

The validity of the securities offered pursuant to the Registration Statement is being passed upon by Louis A. Hecht, Secretary and General Counsel of the Company.  Mr. Hecht beneficially owns less than 1% of the Company's outstanding Common Stock.

Item 6:  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law ("DGCL"), permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonable believed to be or in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation.  Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.  The Certificate of Incorporation of the Company provides that directors and officers shall be indemnified as described above in this paragraph to the fullest extent permitted by the DGCL; provided, however, that any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person shall be indemnified only if such proceeding (or part thereof) was authorized by the board of directors of the Company.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Certificate of Incorporation of the Company provides, that, to the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.  Section 102(b)(7) of the DGCL currently provides that such provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL), or (iv) for any transaction from which the director derived an improper personal benefit.

The Company maintains directors’ and officers’ liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to the Company for its indemnification of such persons.

Item 7:  Exemption from Registration Claimed

Not applicable.

Item 8:  Exhibits

See Exhibit Index.

Item 9.  Undertakings

The Company hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act ;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lisle, Illinois on November 8, 2005.

MOLEX INCORPORATED

By:

/s/ MARTIN P. SLARK

Martin P. Slark, Vice Chairman and

Chief Executive Officer (Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, and agents or their substitutes may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

October 28, 2005	Co-Chairman of the Board	/s/ FREDERICK A. KREHBIEL Frederick A. Krehbiel
October 28, 2005	Co-Chairman of the Board	/s/ JOHN H. KREHBIEL, JR. John H. Krehbiel, Jr.
October 28, 2005	Vice Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	/s/ MARTIN P. SLARK Martin P. Slark
October 28, 2005	Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	/s/ DAVID D. JOHNSON David D. Johnson
October 28, 2005	Director	/s/ FRED L. KREHBIEL Fred L. Krehbiel
October 28, 2005	Director	/s/ MICHAEL J. BIRCK Michael J. Birck
October 28, 2005	Director	/s/ DOUGLAS K. CARNAHAN Douglas K. Carnahan
October 28, 2005	Director	/s/ MICHELLE L. COLLINS Michelle L. Collins
October 28, 2005	Director	/s/ EDGAR D. JANNOTTA Edgar D. Jannotta
October 28, 2005	Director	/s/ DAVID L. LANDSITTEL David L. Landsittel

October 28, 2005	Director	/s/ JOE W. LAYMON Joe W. Laymon
October 28, 2005	Director	/s/ DONALD G. LUBIN Donald G. Lubin
October 28, 2005	Director	/s/ MASAHISA NAITOH Masahisa Naitoh
October 28, 2005	Director	/s/ ROBERT J. POTTER Robert J. Potter

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1

Certificate of Incorporation, as amended and restated (incorporated by reference to Exhibit 3.1 to the Company's Form 10-K for the year ended June 30, 2000 filed with the Commission on September 22, 2000 (File No. 0-7491) (the “2000 Form 10-K”))

4.2	By-laws, as amended and restated (incorporated by reference to Exhibit 3.2 to the 2000 Form 10-K)
4.3

Specimen stock certificate representing Molex Incorporated Class A common stock  (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 filed with the Commission on February 15, 2001 (Reg. No. 333-55700)

5.1	Opinion of Louis A. Hecht
23.1	Consent of Louis A. Hecht (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24	Powers of Attorney (included on the signature page of this Registration Statement)